INfe Human Resources (IFHR) Executes LOI to Merge with $25 Million IT Services Firm; Merger Projected to Quadruple IFHR’s Revenue & EBITDA

LAS VEGAS, NV–October 24, 2007–INfe Human Resources, Inc. (OTC BB: IFHR) has executed a definitive Letter of Intent to merge with Time Quantum, an IT services and solutions company with audited 2006 revenues of $21 million and a current run rate of $25 million. Per the terms of the agreement, Time Quantum will merge into a newly formed wholly-owned subsidiary of INfe Human Resources via an exchange of equity securities. The proposed merger is expected to quadruple the size and strength of INfe Human Resources, creating a combined 2008 run rate of $32 million and projected EBITDA profit of $1.5 million.

Time Quantum (TQ) is a South Africa-based IT services and solutions company serving top tier private and public sector clients in South Africa and neighboring countries. Customers include government agencies such as the South African Revenue Services, Eskom (African Utilities) and the North West Province Department of Finance, large banks and insurance companies such as Standard Bank, First National Bank, ABSA (Barclays) and Discovery Insurance, and large telecommunications companies such as Telkom and Vodacom.

TQ is growing at a steady rate of 10 to 15% per year and currently retains approximately 240 skilled contractors and staff. The company operates four thriving divisions—consulting, software development, software quality assurance, and banking and promotions solutions. TQ is three years old and was created as a result of a successful management buyout of a profitable 15 year old business.

INfe Human Resources is also growing quickly. As announced this week, the staffing company achieved a 46.5% gain in nine month year to year sales and a 55.5% increase in gross margins. INfe Human Resources met its top line sales and gross profit growth projections with nine month sales (to August 31, 2007) of $6.3 million and a gross profit of $1.173 million. This is up substantially from the same period last year, when sales were $4.3 million and gross profit was $755,000.

INfe Human Resources CEO Arthur D. Viola commented: “We are extremely pleased to be moving forward with TQ, an outstanding organization with projected revenue of $25 million and expected EBITDA of $1.2 million on a run-rate basis. At INfe Human Resources we eagerly anticipate adding TQ’s revenues and profits to our financial statements as we continue to execute our acquisition strategy with the use of equity securities packages. This transaction is a terrific opportunity to accelerate the growth of our company and propel INfe Human Resources to the next level of revenues and profitability.”

Contact

For further information about this release contact Rich Kaiser, Investor relations, YES INTERNATIONAL, 800-631-8127, www.ifhrinfo.com.

Safe Harbor

This release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995; involve risks and uncertainties which could cause actual results to differ from those statements contained herein.